EXHIBIT 99.3



            COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE CHARTER

                            The ServiceMaster Company
 (as adopted by the Board of Directors July 19, 2002, revised January 30, 2004)

The Board of Directors of the Company has considered and approved this Charter in order to set forth the purpose, membership requirements, duties and responsibilities of the Compensation and Leadership Development Committee.

Purpose and Responsibilities

The purpose and responsibilities of the Committee are to (1) have direct responsibility to review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of the CEO's competencies, corporate goals and objectives and potential, and determine and approve the CEO's compensation level based on such evaluation and (2) prepare an annual report on executive compensation for inclusion in the Company's proxy statement.

Number of Members and Independence Requirements

The members of the Committee are nominated and appointed as provided in the Bylaws and Charter of the Governance and Nominating Committee. The Committee shall have at least three directors. After considering the recommendation of the Governance and Nominating Committee, the Board will designate one person to serve as Chairman of the Committee.

In accordance with the New York Stock Exchange listing standards, no Committee member may:

     (1) have a material relationship with the Company (as affirmatively determined by the Board), either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company; provided, that a director will not be considered to have a material relationship with the Company if (i) the director is a partner, principal, counsel or advisor to, shareholder, director or officer of another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of the other company and the director does not receive any compensation (paid, deferred or otherwise) as a direct result of such business with the Company and (ii) the director is an officer, director or trustee of a charitable organization, and the Company's discretionary charitable contributions to the organization are less than 1% (and no more than $50,000) of that organization's total annual charitable receipts (the Company's automatic matching of employee charitable contributions will not be included in the amount of the Company's contributions for this purpose); provided, further, that a director will be considered to have a material relationship with the Company if the director is an officer of another company that is not a charitable organization and any of the Company's present executives serves on that other company's board of directors;

     (2) be an employee, or have an immediate family member who is an executive officer, of the Company;


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     (3)  receive,  or have an immediate  family member who receives,  more than
          $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

     (4) be affiliated with or employed by, or have an immediate family member who is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

     (5) be employed, or have an immediate family member who is employed, as an executive officer of another company where any of the Company's present executives serve on that other company's compensation committee; or

     (6) be an executive officer or an employee, or have an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

An immediate family member includes a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director's home.

No Committee member will be considered independent until a period of three years (or any shorter period provided under the New York Stock Exchange listing standards) has elapsed from the end of the relationships described in subsections (2)-(6) above.

The Company will disclose in its proxy statement the Board's determinations regarding the independence of each Committee member.

Membership Criteria under Internal Revenue Service & Securities Law Regulations

Each member of the Committee should be an "outside director" within the meaning of Internal Revenue Service regulations and a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

Meetings

The Committee will meet at least four times annually, or more frequently as circumstances may warrant. Generally, and as appropriate, the Committee will meet with, and receive reports from management. The Committee may hold executive sessions without management to discuss any matters that the Committee believes should be discussed privately.


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Duties

The Committee has the following duties:

     1.   establish   the   overall   compensation   structure   and   executive
          compensation philosophy and principles of the Company;

     2. review and approve the corporate goals and objectives of the CEO, including base salary, annual bonus, stock options, restricted stock and other compensation arrangements;

     3. evaluate annually the performance in light of the CEO's competencies, corporate goals and objectives and potential and determine and approve the CEO's compensation level based on such evaluation; in determining the long-term incentive component of CEO compensation, the Committee may consider (i) the Company's performance and relative shareholder return, (ii) the value of similar incentive awards to CEOs at comparable companies and (iii) the awards given to the Company's CEO in past years;

     4. review and approve the compensation of the Company's executive officers;

     5. make recommendations to the Board with respect to non-CEO and non-executive officer compensation plans, incentive compensation plans and equity-based compensation plans;

     6. recommend to the Board compensation policies and programs for the compensation of members of the Board who are not employees of the Company;

     7. conduct such other reviews of leadership development strategy, people development strategy and succession plans as the Committee from time to time determines;

     8. conduct reviews of high potential individuals, succession planning and the diversity of the Company's management team;

     9.   approve change in control agreements for officers;

     10.  recommend to the Board the appointment of Corporate Officers;

     11. adopt rules and guidelines and otherwise administer the Company's health and welfare plans and compensation plans, including, without limitation, its annual incentive bonus plan, long-term performance award plan, stock option plans, employee stock purchase plans, 401(k) plan and deferred compensation plans;

     12. approve members of the Equity Plans Administrative Committee or other similar committee designated for the purpose of overseeing the administration of certain equity plans;

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     13.  approve members of the Benefits  Committee or other similar  committee designated for the purpose of overseeing the administration of health and welfare plans;

     14. engage independent counsel and other advisers, as it determines necessary or appropriate to carry out its duties;

     15. the Committee has sole authority to retain and terminate any compensation consultant hired to assist in the evaluation of director, CEO or senior executive compensation, including sole authority to approve the firm's fees and other retention terms;

     16.  evaluate the Committee's performance at least annually;

     17.  make regular reports to the Board regarding its activities;

     18.  determine through its Chairman the agenda of its meetings;

     19. periodically review the adequacy of this Charter and submit this Charter to the Board for its approval; and

     20. perform any other activities consistent with this Charter, the Company's Bylaws and applicable laws as the Committee or Board deems necessary or appropriate.

The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee deems appropriate.






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